EXHIBIT 10.2

July 1, 2024 Equity Grant Agreement

GE 2022 Long-Term Incentive Plan

Form of GE Performance Stock Unit Grant Agreement For H. Lawrence Culp, Jr. (the “Grantee”)

Grant Date	PSUs Granted[1]	Vesting Date
July 1, 2024	[●] Granted, at Target (the “Target PSUs”)	The date of the applicable certification by the Committee of the satisfaction of the Performance Conditions (as defined below), subject to satisfaction of the Service Condition (as defined below), except as otherwise set forth herein and subject to the terms and conditions hereof.

1 Actual number of shares of Common Stock delivered to be between 0% and 150% of Target (as defined below) based on the Performance Conditions (as defined below).

Performance Stock Unit Grant Agreement - additional terms & conditions

1.	Grant of Performance Stock Units. The Management Development and Compensation Committee (“Committee”) of the Board of Directors of General Electric Company, now operating as GE Aerospace (“Company”), has granted Performance Stock Units with Dividend Equivalents (“PSUs”) to the Grantee, for which the Target amount is set forth in this Grant Agreement. Each PSU entitles the Grantee to receive from the Company (i) one share of General Electric Company common stock, par value $0.01 per share (“Common Stock”), and (ii) a cash payment based on dividends paid to shareholders of such stock, for each PSU which vests as set forth in paragraph 3 (including subparagraph 3.1) and Exhibit A hereof in accordance with its terms, each in accordance with the terms of this Grant, the Company’s 2022 Long-Term Incentive Plan (the “Plan”) as in effect from time to time, and any rules and procedures adopted by the Committee. The PSUs shall be eligible to be earned from fifty percent (50%) to one-hundred fifty percent (150%) of the Target PSUs (such amount, the “Earned PSUs”), subject to the Service Conditions and Performance Conditions and other terms and conditions set forth herein.
2.	Dividend Equivalents. The Company will establish an amount for each PSU equal to the per share quarterly dividend payments made to the Company’s shareholders during the period beginning on the Grant Date and ending on the date that such PSU vests or is cancelled (“Dividend Equivalents”). The Company shall accumulate Dividend Equivalents and, upon or following the vesting of the PSU, will pay the Grantee a single lump sum cash amount equal to the Dividend Equivalents on the same date that shares of Common Stock
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are delivered with respect to such PSU, as described in Section 4 of this Grant Agreement. Any accumulated and unpaid Dividend Equivalents attributable to a PSU that is cancelled are immediately forfeited upon cancellation and will not be paid.
3.	Vesting. Except as otherwise expressly provided in any applicable subsection of this Section 3, the PSUs specified in this Grant Agreement will vest on the designated Vesting Date only if and solely to the extent that the Service Condition and Performance Conditions have been satisfied. PSUs which do not vest in accordance with this paragraph on or prior to the end of the Performance Period shall be immediately forfeited without payment at the conclusion of the Performance Period.

As used herein, the following definitions shall apply:

a.	Cause. For purposes of this Grant, “Cause” shall have the meaning set forth in the Employment Agreement.
b.	Change in Control. For purposes of this Grant, “Change in Control” shall have the meaning set forth in the Plan.
c.	Good Reason. For purposes of this Grant, “Good Reason” shall mean any one or more of the following circumstances without the Grantee’s consent or as otherwise provided in Section 3 of the Employment Agreement: (A) a reduction in any of the Grantee’s compensation rights under the Employment Agreement; (B) the failure to nominate the Grantee for reelection as a member of the Board, or the removal of him by the Company from the position of Chief Executive Officer or, as applicable, Executive Chairman; (C) a material reduction in the Grantee’s duties and responsibilities as in effect immediately prior to such reduction; (D) the assignment to the Grantee of duties that are materially inconsistent with his position or duties or that materially impair the Grantee’s ability to function as Chief Executive Officer or, as applicable, Executive Chairman of the Company and any other position in which he is then serving; (E) the relocation of the Grantee’s principal office, other than to a location that is no more than fifty (50) miles from either the Company’s current headquarters or Grantee’s principal office location as of the date of the Employment Agreement; or (F) a material breach of any material provision of the Employment Agreement by the Company. The sale or disposition of any one or more businesses of the Company, or any transaction following which the Company’s (or its successor’s) common equity is not publicly traded on a nationally recognized securities exchange or through a national market quotation service, shall not be deemed a material reduction in the Grantee’s duties or responsibilities. A termination for Good Reason shall mean a termination by the Grantee effected by written notice given by the Grantee to the Company within ninety (90) days after the Grantee’s first having knowledge of the Good Reason event, unless the Company shall, within thirty (30) days after receiving such notice,
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take such action as is necessary to fully remedy such Good Reason event, in which case the Good Reason event shall be deemed to have not occurred. Notwithstanding the foregoing, the Grantee shall not be entitled to claim Good Reason if the Grantee and the Company mutually agree to transition the Grantee to the position of Executive Chairman or to a non-employee director or consultant role.
d.	Employment Agreement. For purposes of this Grant, “Employment Agreement” shall mean that certain Employment Agreement, by and between the Grantee and the Company, dated as of July 1, 2024.
e.	Performance Period. For purposes of this Grant, “Performance Period” shall mean the period from January 1, 2024, through December 31, 2027 unless truncated in connection with a Change in Control termination under subparagraph 3.3.
f.	Share. For purposes of this Grant, “Share” means one share of Common Stock, and such other securities as may become the subject of awards granted pursuant to the Plan, or become subject to such awards, pursuant to any adjustments made under paragraph 2, or subparagraph 3.1(f) of this Grant Agreement.

3.1 Performance Vested PSUs/Performance Goals. Performance Vested PSUs shall mean a percentage of the Target PSUs that become eligible to vest, contingent on achievement of the level of compound annual growth rate of the Company’s Adjusted Earnings Per Share (“EPS CAGR”) during the Performance Period as compared to the Adjusted EPS Base Amount (as defined on Appendix A) (the “Performance Conditions”).

a.	if the EPS CAGR achieved during the Performance Period is less than the Threshold amount, no PSUs will vest, and the number of Performance Vested PSUs shall equal zero (0);
b.	if the EPS CAGR achieved during the Performance Period equals the Threshold amount, the number of Performance Vested PSUs shall equal fifty percent (50%) of the Target PSUs (“Threshold”);
c.	if the EPS CAGR achieved during the Performance Period equals the Target amount, the number of Performance Vested PSUs shall equal one-hundred percent (100)% of the Target PSUs (“Target”);
d.	if the EPS CAGR achieved during the Performance Period equals the Maximum amount, the number of Performance Vested PSUs shall equal one-hundred and fifty (150)% of the Target PSUs (“Maximum”); and
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e.	if the EPS CAGR achieved during the Performance Period is between the Threshold and Maximum amounts, the number of Performance Vested PSUs will be determined by linear mathematical interpolation.
f.	All determinations regarding the Performance Conditions shall be made solely by the Committee in accordance with the customary accounting and financial reporting practices used by the Company for external reporting, and shall include adjustment for any recapitalization, split-up, spinoff, reorganization, restructuring or other similar corporate transaction as determined by the Committee to prevent dilution or enlargement of intended benefits.

3.2 Service Condition. For purposes of this Grant, “Service Condition” means the Grantee has been continuously employed by the Company as Chief Executive Officer or, as applicable, Executive Chairman (from the period beginning on July 1, 2027 and ending on December 31, 2027), pursuant to the terms of the Employment Agreement through December 31, 2027.

3.3 Change in Control Termination. If the Grantee’s employment with the Company terminates prior to the last day of the Performance Period, (a) by the Company without Cause or (b) by the Grantee for Good Reason, in each case, in connection with or within twelve (12) months following a Change in Control (a “Change in Control Termination”), the number of Earned PSUs will be equal the greater of (x) the amount of Performance Vested PSUs determined in accordance with subparagraph 3.1 hereof, but defining the Performance Period as the period from January 1, 2024, through the effective date of the Change in Control and (y) the Target PSUs.

3.4 Good Leaver Termination. If the Grantee’s employment with the Company terminates prior to the last day of the Performance Period, (a) by the Company without Cause or (b) by the Grantee for Good Reason, in each case, other than a Change in Control Termination (each such Termination Date (as defined in the Employment Agreement), the “Good Leaver Termination Date”), the number of Earned PSUs will equal (i) the greater of (x) the amount of Performance Vested PSUs determined in accordance with subparagraph 3.1 hereof and (y) the Target PSUs, multiplied by (ii) a fraction, the numerator of which is the number of days that the Grantee was employed from and including July 1, 2024, through and including the Termination Date, and the denominator of which is the number of days in the period from and including July 1, 2024, through and including December 31, 2027; provided, however, that if the Good Leaver Termination Date occurs on or after December 31, 2026, the number of Earned PSUs will equal the amount of Performance Vested PSUs determined in accordance with this subparagraph 3.4 without proration.

3.5 Death and Disability. If the Grantee’s employment with the Company terminates prior to the last day of the Performance Period due to the Grantee’s death or Disability (as defined in the Employment Agreement), the number of Earned PSUs will equal (i) the

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greater of (x) the amount of Performance Vested PSUs determined in accordance with subparagraph 3.1 hereof and (y) the Target PSUs, multiplied by (ii) a fraction, the numerator of which is the number of days that the Grantee was employed from and including July 1, 2024, through and including the Termination Date, and the denominator of which is the number of days in the period from and including July 1, 2024, through and including December 31, 2027; provided, however, that if such termination occurs on or after December 31, 2026, the number of Earned PSUs will equal the amount of Performance Vested PSUs determined in accordance with this subparagraph 3.5 without proration.

4.	Delivery and Withholding Tax. The PSUs will vest, to the extent the Service Condition and the Performance Conditions have been met, including, for the avoidance of doubt, the applicable certification by the Committee of the Performance Conditions, the Earned PSUs shall be settled in Shares on or within 10 days following the applicable Vesting Date, and the Company shall deliver to the Grantee by mail or otherwise a certificate for such Shares as soon as practicable; provided however, that the date of issuance or delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such Shares. The Grantee shall pay to or reimburse the Company for any federal, state, local or foreign taxes required to be withheld and paid over by it, at such time and upon such terms and conditions as the Company may prescribe at the time the PSUs vest. The Grantee shall be permitted to satisfy any federal, state, local or foreign withholding tax obligation by the Company withholding Shares otherwise issuable or deliverable to the Grantee as a result of the vesting of the PSUs, except that any available cash amounts payable to the Grantee may be first used to satisfy such withholding obligations.
5.	Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any PSUs without the consent of the Grantee; provided that, no such amendment, alteration, suspension, discontinuation or termination shall be made that would impair the rights of the Grantee hereunder without the Grantee’s express written consent.
6.	Relationship to the Plan. Unless otherwise set forth herein, the PSUs granted hereunder shall be subject to and governed by, and shall be administered in accordance with, the terms and conditions of the Plan. A copy of the Plan will be made available to the Grantee upon request.
7.	Entire Agreement. This Grant Agreement, the Plan, country addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the PSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee. In the event the terms set forth herein (including the provisions from the Employment Agreement which are incorporated by reference) are inconsistent with the terms of the Plan, the terms of this Grant Agreement shall govern.

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